Exhibit 10.11

COMMERCIAL SUBLEASE AGREEMENT

THIS SUBLEASE dated this 1st day of January 2011

BETWEEN:

Lumetique, Inc. a California corporation dba DayNa Decker (the “Sub landlord”)
OF THE FIRST PART
- AND -
MEDL Mobile, Inc. a California corporation (the “Subtenant”)
OF THE SECOND PART

Background

A. This is an agreement (the “Sublease”) to sublet real property according to the terms specified below.

B. The master lease (the “Master Lease”) is dated August 10, 2010 and is between Sukut Real Properties (the “Landlord”) and the Sub landlord with respect to the following lands and any improvements on those lands (the “Premises”): 18475 Bandilier Circle, Fountain Valley, California 92708

C. The Subtenant is willing to undertake certain obligations of the Master Lease.

IN CONSIDERATION OF the Sub landlord subletting and the Subtenant renting the Subleased Premises, both parties agree to keep, perform and fulfill the promises, conditions and agreements below:

Subleased Premises

1. The Sub landlord leases to the Subtenant approximately 4,500 square feet of the Premises (the “Subleased Premises”).

Term

2. The term (the “Term”) of this Sublease commences at 12:00 noon on January 1, 2011 and ends at 12:00 noon on November 30, 2015.

3. The provisions of this Sublease are subject to the terms and restrictions of the Master Lease.

Rent

4. The amount of rent and the conditions of payment are as follows:

January 2011:	$5,000
February through May 2011:	$5,500
June through December 2011:	$6,000
January through December 2012:	$6,540
January through December 2013:	$6,840
January through December 2014:	$7,155
January through November 2015:	$7,305

This amount may be increased proportionately due to increase costs of utilities and will be agreed upon in writing.

5. The Subtenant will deliver or send the rent to the Landlord at 18475 Bandilier Circle, Fountain Valley, California 92708.

Use of Subleased Premises

6. Except as otherwise provided in this Sublease, the Subtenant and the agents and employees of the Subtenant will only use the Subleased Premises for a purpose consistent with the permitted use allowed in the Master Lease. Further, the Subtenant agrees to comply with all other applicable provisions of the Master Lease, and will not do anything that would constitute a violation of any part or condition of the Master Lease.

7. The Subleased Premises may also be used for the following purposes: The general business purposes of MEDL Mobile, Inc.

Utilities

8. The Sub Landlord for the remainder of the Term will pay all payments for utilities and other charges connected with the Subleased Premises, which are to be paid by the Sub landlord under the Master Lease.

Maintenance and Repairs

9. The Subtenant agrees to surrender and deliver to the Sub landlord the Subleased Premises and all furniture and decorations within the Subleased Premises in as good a condition as they were at the beginning of the Term, reasonable wear and tear excepted. The Subtenant will be liable to the Sub landlord and the Landlord for any damages occurring to the Subleased Premises or the contents of the Subleased Premises or to the building, which are done by the Subtenant or the Subtenant’s guests.

10. The Subtenant will immediately report all general maintenance issues and needed repairs to the Sub landlord and the Landlord.

Damage Deposit

11. The Subtenant agrees to pay to the Sub landlord a deposit of $7,256.62 (the “Deposit”) to cover damages and cleaning. The Sub landlord agrees that if the Subleased Premises and the contents in the Subleased Premises are returned to the Sub landlord in the same condition as when received by the Subtenant, reasonable wear and tear excepted, the Sub landlord will refund to the Subtenant the Deposit, or the amount remaining, at the end of the Term, or within 30 days thereafter. Any reason for retaining a portion of the Deposit will be explained in writing within 30 days to the Subtenant.

Insurance

12. The Subtenant, at the expense of the Subtenant, will carry insurance similar to that required of the Sub landlord under the Master Lease. The Subtenant will include the Sub landlord and the Landlord as additional insured’s on all policies of insurance.

13. The Subtenant will provide proof of such insurance to the Sub landlord and the Landlord upon the issuance or renewal of such insurance.

Alterations and Improvements

14. The Subtenant will have the same right to make such alterations and improvements to the Subleased Premises as the Sub landlord is allowed provided the Subtenant gets the prior written consent of both the Landlord and the Sub landlord.

15. Any alterations and improvements must comply with all applicable construction laws and regulations regarding property improvements.

16. The Subtenant will ensure that the Subleased Premises remain free and clear of any and all liens arising out of the work performed or materials used in making such improvements to the Subleased Premises.

Taxes

17. The Subtenant will pay any privilege, excise and other taxes duly assessed against the business of the Subtenant, the Subleased Premises and any personal property on or about the Subleased Premises. The Subtenant will avoid the assessment of any late fees or penalties.

Event of Default

18. The Subtenant will default under this Sublease if any one or more of the following events (the “Event of Default”) occurs:

a. The Subtenant fails to pay the Rent to the Landlord or any amount of it when due or within any grace period, if any.

b. The Subtenant fails to perform any of its obligations under this Sublease or any applicable obligation under the Master Lease.

c. The Subtenant becomes insolvent, commits an act of bankruptcy, becomes bankrupt, takes the benefit of any legislation that may be in force for bankrupt or insolvent debtors, becomes involved in a voluntary or involuntary winding up, dissolution or liquidation proceeding, or if a receiver will be appointed for the affairs of the Subtenant.

d. The Subtenant abandons the Subleased Premises or any part of the Subleased Premises.

e. The Subtenant uses the Subleased Premises for any intermitted or illegal purposes.

f. The Subtenant fails to commence, diligently pursue, and complete the Subtenant’s work to be performed pursuant to this Sublease pertaining to the Subleased Premises.

g. The Subleased Premises, or any part of the Subleased Premises is completely or partially damaged by fire or other casualty that is due to the Subtenant’s negligence, willful act, or that of the Subtenant’s employee, family, agent, or guest.

h. Any other event of default provided in the Master Lease or the Act.

Remedies

19. Upon the occurrence of any Event of Default, the Sub landlord has any or all of the following remedies:

a. Terminate the Sublease upon the greater of any notice required in the Master Lease or the Act and the term will then immediately become forfeited and void.

b. The Sub landlord may, but is not obligated to, perform on behalf of the Subtenant, any obligation of this Sublease or the Master Lease, which the Subtenant has failed to perform. The Sub landlord may seek redress from the Subtenant for such performance.

c. The Sub landlord may reenter the Subleased Premises or any part of the Subleased Premises and in the name of the whole repossess and enjoy the same as of its former state anything contained within the Subleased Premises.

d. Any other remedy provided in the Master Lease or the Act.

20. No reference to or exercise of any specific right or remedy by the Sub landlord will prejudice or preclude the Sub landlord from any other remedy whether allowed at law or in equity or expressly provided for in this Sublease or the Master Lease. No such remedy will be exclusive or dependent upon any other such remedy, but the Sub landlord may from time to time exercise any one or more of such remedies independently or in combination.

21. Upon the expiration, termination or cancellation of the Master Lease or this Sublease, all obligations of the parties under this Sublease will be extinguished.

22. Any improvements remaining on the Subleased Premises upon termination will revert to the Sub landlord and will be free of any encumbrance at the time of such reversion.

Governing Law

23. It is the intention of the parties to this Sublease that the tenancy created by this Sublease and the performance under this Sublease, and all suits and special proceedings under this Sublease, be construed in accordance with and governed, to the exclusion of the law of any other forum, by the laws of the State of California, without regard to the jurisdiction in which any action or special proceeding may be instituted.

Severability

24. If there is a conflict between any provision of this Lease and the applicable legislation of the State of California (the “Act”), the Act will prevail and such provisions of the Sublease will be amended or deleted as necessary in order to comply with the Act. Further, any provisions that are required by the Act are incorporated into this Sublease.

25. In the event that any of the provisions of this Sublease will be held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions will nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Sublease and the remaining provisions had been executed by both parties subsequent to the impingement of the invalid provision.

Assignment and Subletting

26. The Subtenant will not assign, transfer or further sublet the Subleased Premises or any part of the Subleased Premises without the prior written consent of the Sub landlord and the Landlord.

Notices

D. Unless otherwise specifically provided in this Sublease, all notices from the Subtenant to the Sub landlord will be served or sent to the Sub landlord at the following address:

18475 Bandilier Circle, Fountain Valley, California 92708.

E. Unless otherwise specifically provided in this Sublease, all notices from the Sub landlord to the Subtenant will be served or sent to the Subtenant at the following address:

18475 Bandilier Circle, Fountain Valley, California 92708.

27. All notices to be given under this Sublease will be in writing and will be served personally or sent by certified or registered mail using the United States Postal Service.

Master Lease

28. Except as otherwise expressly provided in this Sublease, the Subtenant will perform all applicable duties and obligations of the Sub landlord under the Master Lease from January 1, 2011 until the end of the Term of this Sublease.

29. Except as otherwise expressly provided in this Sublease, the Sub landlord will have, as to the Subtenant, all applicable rights and remedies that the Landlord has with respect to the Sub landlord in the Master Lease.

30. This Sublease contains all of the conditions and terms made between the parties to this Sublease, and may not be modified orally or in any other manner other than by agreement in writing signed by all parties to this Sublease or their respective successors in interest.

31. This Sublease incorporates and is subject to the Master Lease, a copy of which is attached to this Sublease, and which is incorporated as if it were set out in this Sublease.

General Provisions

32. In the event of any legal action concerning this Sublease, the losing party will pay to the prevailing party reasonable attorney’s fees and court costs to be fixed by the court and such judgment will be entered.

33. The Sub landlord may enter the Subleased Premises upon 24 hours notice for any of the following reasons:

a. to inspect the Subleased Premises;

b. to maintain the Subleased Premises; or

c. to make repairs that the Sub landlord is obligated to perform.

34. This Sublease will extend to and be binding upon and inure to the benefit of the respective heirs, executors, administrators, successors and assigns, as the case may be, of each party to this Sublease. All covenants are to be construed as conditions of this Sublease.

35. All sums payable by the Subtenant to the Sub landlord under any provision of this Sublease will be deemed to be Additional Rent and will be recovered by the Sub landlord as rental arrears.

36. Where there is more than one Subtenant executing this Sublease, all Subtenants are jointly and severally liable for each other’s acts, omissions and liabilities under this Sublease.

37. The Subtenant will be charged an additional amount of $50.00 for each N.S.F. check or check returned by the Subtenant’s financial institution.

38. All schedules to this Sublease are incorporated into and form an integral part of this Sublease.

39. Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Sublease. Words in the singular mean and include the plural and vice versa. Words in the masculine include the feminine and vice versa. The words “Sub landlord” and “Subtenant” as used in this Sublease include the plural as well as the singular; the language in this Sublease intends no regard for gender.

40. This Sublease may be executed in counterparts.

41. Time is of the essence in this Sublease.

42. The Sub landlord and the Subtenant have no interest or other rights of ownership in each other. The parties are not agents for each other. Under no circumstances will this Sublease be construed as creating a partnership or joint venture between the parties to this Sublease.

43. Each signatory to this Sublease acknowledges receipt of an executed copy of this Sublease.

44. This Sublease will not be valid and binding on the Sub landlord and Subtenant unless and until it has been completely executed by and delivered to both parties and the Landlord has consented to this Sublease.

IN WITNESS WHEREOF the Sub landlord and the Subtenant have duly affixed their signatures under hand and seal on this ____ day of January 2011.

Lumetique Inc.
______________________	Per: ______________________ (SEAL)
Witness

MEDL Mobile Inc.
______________________	Per: ______________________ (SEAL)
Witness